Exhibit 8

Subsidiaries

The following are the subsidiaries of Triple P N.V., each of which is a wholly-owned subsidiary directly or indirectly of the Company:

Name	Legal Seat

Active

Triple P Management B.V.	Vianen - The Netherlands
Triple P Nederland B.V.	Vianen - The Netherlands
Triple P eActivity B.V.	Zeist - The Netherlands

Inactive

Triple P Services / B-Catel B.V.	Vianen - The Netherlands
Triple P Healthcare B.V.	Vianen - The Netherlands
Telesystems Europe B.V.	Vianen - The Netherlands
Triple P Intellectual Properties B.V.	Vianen - The Netherlands
Triple P Lab Info Systems B.V.	Vianen - The Netherlands
F.W. Salomons Holding B.V.	Vianen - The Netherlands
Omega N.V./S.A.	Mechelen – Belgium
Mediasystemen B.V.	Haarlem - The Netherlands